                                                                   Exhibit 10.18













                         FALCON BUILDING PRODUCTS, INC.

                           CASH BALANCE PENSION PLAN


                           Effective January 1, 1996


                               TABLE OF CONTENTS
                                                                           Page

SECTION 1 -   DEFINITIONS                                                    1

SECTION 2 -   ELIGIBILITY AND PARTICIPATION                                  6

SECTION 3 -   ACCOUNTS AND CREDITS TO ACCOUNTS                               8

SECTION 4 -   RETIREMENT BENEFITS                                           10

SECTION 5 -   BENEFITS UPON TERMINATION OF EMPLOYMENT                       12

SECTION 6 -   DEATH BENEFITS                                                14

SECTION 7 -   PAYMENT OF BENEFITS                                           16

SECTION 8 -   CONTRIBUTIONS                                                 20

SECTION 9 -   AMENDMENT AND TERMINATION                                     21

SECTION 10 -  LIMITATIONS ON BENEFITS                                       23

SECTION 11 -  ADMINISTRATION                                                27

SECTION 12 -  ADOPTION OF PLAN BY EMPLOYING UNITS                           31

SECTION 13 -  SUCCESSOR COMPANY                                             32

SECTION 14 -  GENERAL PROVISIONS                                            33

SECTION 15 -  IN EVENT PLAN BECOMES TOP-HEAVY                               35

APPENDIX A:   Pay Credit Dates of Employing Units

APPENDIX B:   Specified Basis for Determination of Actuarial Equivalents

APPENDIX C:   Pay-Based Credits to Accounts


                                    FOREWORD

Falcon Building Products, Inc. (the "Company") hereby establishes the Falcon Building Products, Inc. Cash Balance Pension Plan (the "Plan") effective January 1, 1996, (the "Effective Date") for the benefit of eligible employees of the Company and its affiliates which adopt the Plan (the "Employees") and their beneficiaries. Eligible employees who were participants in the Eagle Industries Products Corporation Cash Balance Pension Plan (the "Eagle Cash Balance Plan") immediately before the Effective Date became Participants under this Plan as of the Effective Date. The Company intends that this Plan and the related Trust qualify under all applicable provisions of the Internal Revenue Code of 1986 and meet the requirements of the Employee Retirement Income Security Act of 1974, and each of the terms of this Plan and the related Trust Agreement shall be so interpreted.

                                   SECTION 1

                                  DEFINITIONS

     As used herein, unless otherwise defined or required by the context, the following words and phrases shall have the meanings indicated. Some of the words and phrases used in the Plan are not defined in this Section 1, but, for convenience are defined as they are introduced into the text.

     1.1 "Account" means the Account established and maintained for each Participant pursuant to the provisions of Section 3. Such Accounts are intended to be only bookkeeping accounts and neither the maintenance nor the making of credits thereto shall be construed as an allocation of assets of the Plan to, or a segregation of such assets in, any such Account, or otherwise as creating a right in any person to receive specified assets of the Plan. Benefits provided under the Plan shall be paid from the general assets of the Fund in the amounts, in the forms and at the times provided under the terms of the Plan.

     1.2 "Accrued Benefit" means, as of the time of reference, an annual amount of benefit, payable in the form of a single life annuity, commencing on a Participant's Normal Retirement Date (or, if later, his Late Retirement Date), which such single life annuity is the Actuarial Equivalent of the then current value of his Account.

     1.3 "Actuarial Equivalent" with respect to any specified annuity or benefit means another annuity or benefit, commencing at a different date and/or payable in a different form than the specified annuity or benefit, but which has the same present value as the specified annuity or benefit, when measured on the basis of the interest rate, mortality table and other factors, if any, applicable to such other annuity or benefit, as specified in Appendix B as in effect at the date of commencement of such other annuity or benefit, which Appendix B is attached hereto and made a part hereof. In its approval of any other actuarially equivalent option to be made available under the Plan, the Committee shall specify the mortality basis, interest basis, and the basis of any other factors applicable in the determination of actuarial equivalence under such options; and such specification shall constitute an addendum to Appendix B of the Plan.

     1.4 "Actuary" means one or more actuaries chosen by the Company to provide actuarial services in connection with the administration of the Plan and who shall be enrolled under Subtitle C of Title III of ERISA.

     1.5 "Authorized Leave of Absence" means any absence authorized by an Employing Unit following standard personnel practices applied in a nondiscriminatory manner, and provided that the Participant returns within the period specified in the Authorized Leave of Absence.

     1.6 "Beneficiary" means the person or persons, or other legal entity, who has been designated in accordance with Section 6.2 hereof to receive any benefits payable upon the death of a Participant.

     1.7 "Benefit Commencement Date" means, in the case of an annuity form of distribution, the first day of the first period with respect to which an amount is received as a benefit pursuant to the Plan; in the case of a lump sum payment, the date as of which payment is to be made pursuant to the Plan.

     1.8 "Board" means the Board of Directors of the Company or its successor corporation.

     1.9 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     1.10 "Committee" means the Falcon Benefit Plans Committee, which is described in Section 11.1 of the Plan.

     1.11 "Company" means Falcon Building Products, Inc. or any successor corporation which assumes the obligations of the Company hereunder.

     1.12 "Compensation" means the compensation reported for a calendar year on Form W-2 as paid by an Employing Unit to the Participant, exclusive of any severance pay, moving allowance, car allowance, awards or prizes, or imputed income under Code Sections 79 and 132 and such other similar payments under the Code and regulations thereunder, but inclusive of any before-tax contributions made under any 401(k) plan or any life insurance or medical plan maintained by the Company pursuant to Code Section 125.

     In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, the annual Compensation of each Employee taken into account under the Plan shall not exceed the Omnibus Budget Reconciliation Act of 1993 ("OBRA '93") annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner of the Internal Revenue Service for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Internal Revenue Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding twelve (12) months, over which compensation is determined (the "determination period") beginning in that calendar year. If a determination period consists of fewer than twelve (12) months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is twelve (12). Any reference in this Plan to the limitation under Code Section 401(a)(17) shall mean the OBRA '93
annual compensation limit set forth in this provision.   If Compensation for
any prior determination period is taken into account in determining an Employee's benefits accruing in the current Plan Year, the Compensation for that prior determination period is subject to the OBRA '93 annual Compensation limit in effect for that prior determination period. If Compensation for any prior Plan Year is taken into account in determining an Employee's benefits for the current year, the Compensation for such prior year is subject to the applicable annual Compensation limit in effect for that prior year.

     A Participant who is Totally and Permanently Disabled pursuant to Section 4.3(a) shall be deemed for purposes of Section 3.2 to receive Compensation during such period of Total and Permanent Disability prior to attaining age sixty-five (65) at the same rate of Compensation as was in effect immediately prior to the commencement of such Total and Permanent Disability.

     1.13 "Eligible Employee" means an Employee of an Employing Unit (other than a leased employee within the meaning of section 414(n) of the Code) who is compensated on a salaried basis or any other Employee at a location and/or in a classification specifically designated by the Board and who is described in Appendix A attached hereto; provided that in either case such Employee is not currently an active participant in any other defined benefit pension plan to which the Employing Unit contributes.

     1.14 "Employee" with respect to the Group, means an individual who is employed by a member of the Group (including a leased employee within the meaning of section 414(n) of the Code), but shall not include a person employed at a rate of less than one thousand (1,000) "hours of employment" (as hereinafter defined) per year unless such person shall have accumulated one thousand (1,000) or more hours of employment with a member of the Group during the period from the date such person was first employed by a member of the Group to the first anniversary of such date, or during any Plan Year commencing after such date, in which case such person shall be deemed to have first become an Employee on the last day of such period or calendar year, as applicable, or on the date such person's regular rate of employment was increased to a rate of one thousand (1,000) or more hours per year, whichever is the earlier. For purposes of this Section l.l4, an hour of employment shall be determined in accordance with Department of Labor Regulations Section 2530.200b-2 and shall mean an hour for which a person was directly or indirectly paid (including any back pay award) or entitled to payment by the Group for the performance of duties, or pursuant to a vacation or sick leave or other plan or pay practice maintained by a member of the Group to provide compensation for certain hours in which no duties were performed, provided that no more than five hundred and one (501) hours are credited for any year in which no duty is performed.

     1.15 "Employing Unit" means the Company or any subsidiary or affiliate of the Company which is a member of the Group and which, with the consent of the Company, adopts the Plan for the benefit of some or all of its employees. A list of such Employing Units is set forth in Appendix A, attached hereto.

     1.16 "ERISA" means Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

     1.17 "Fiduciary" means the Company, the Committee and the Funding Agent, but only with respect to the specific responsibilities of each for Plan and Fund administration, all as described in Section 11.

     1.18 "Fund" means all sums of money, insurance or annuity contracts, and all other property of every kind, from time to time held by the Funding Agent from which the benefits provided by this Plan will be paid.

     1.19 "Funding Agent" means the trustee or trustees and/or insurance company or companies selected by the Board to hold the funds of the Plan pursuant to a trust agreement or agreements or an insurance contract or contracts.

     1.20 "Group" means the Company and any other company which is related to the Company as (i) a member of a controlled group of corporations in accordance with Section 414(b) of the Code, (ii) a trade or business under common control in accordance with Section 414(c) of the Code, (iii) an affiliated service group within the meaning of section 414(m) of the Code, or (iv) entities required to be aggregated with the Company under Section 414(o) of the code. For the purposes under the Plan of determining whether or not a person is an Employee and the period of employment of such person, each such other company shall be included in the "Group" only for such period or periods during which such other company is also a member of a controlled group, affiliated service group or under common control.

     1.21 "Late Retirement Date" means the first day of the month coincident with or next following the date the Participant actually retires after his Normal Retirement Date pursuant to Section 4.2.

     1.22 "Normal Retirement Date" means the first day of the month coincident with or next following the date on which a Participant attains his sixty-fifth
(65th) birthday.

     1.23 "Participant" means an Eligible Employee who has qualified for participation in accordance with the terms of Section 2 hereof.

     1.24 "Pay Credit Date" means January 1, 1996, or, if later, the date of the Employing Unit's inclusion in the Plan as set forth in Appendix A, attached.

     1.25 "Plan" means the Falcon Building Products, Inc. Cash Balance Pension Plan as set forth herein or as amended from time to time.

     1.26 "Plan Year" means the calendar year.

     1.27 "Retirement Benefit" means a lump sum payment or a series of monthly payments which are payable to an individual who is entitled to receive benefits under the Plan.

     1.28 "Service" means the aggregate of all periods of employment as an Employee with the Company or any other member of the Group.

     Service shall include (i) a period of up to twelve (12) months of absence from employment for any reason other than because of quit, retirement or discharge, (ii) the period from the date an Employee quits, retires or is discharged to the date of his reemployment if he again becomes employed with the Company or other member of the Group within twelve (12) months of such quit, retirement or discharge and (iii) for periods on or before January 1, 1996, the aggregate of all "Service" earned under the Eagle Cash Balance Plan.

     For purposes of determining Service, an Employee who is on leave of absence under the Family and Medical Leave Act of 1993 shall be credited Service for the hours of employment that the Employee would have worked had he not taken the leave.

     Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

     1.29 "Total and Permanent Disability" means a physical or mental condition resulting from a bodily injury or disease which entitles the Participant to receive disability insurance benefits under Title II of the Federal Social Security Act; provided, however, that in no event will a Participant be deemed to be Totally and Permanently Disabled after his attainment of his Normal Retirement Date. If a Participant who is Totally and Permanently Disabled ceases to be such prior to his Normal Retirement Date, his employment shall be deemed to be terminated as of the date he so ceases to be Totally and Permanently Disabled, unless he returns to employment with an Employing Unit within such period as the Committee shall prescribe.

     1.30 "Vested Terminated Participant" means a Participant whose employment has terminated but who is entitled to a benefit under the Plan in accordance with the provisions of Section 5.1.

                                   SECTION 2

                         ELIGIBILITY AND PARTICIPATION

     2.1 Participants in the Eagle Cash Balance Plan. Any Employee who was a participant in the Eagle Cash Balance Plan immediately before the Effective Date shall be eligible to participate in the Plan as of the Effective Date.

     2.2 Eligible Employees on Pay Credit Date. Each Eligible Employee in the active employment of an Employing Unit on its Pay Credit Date shall become a Participant in the Plan on such Pay Credit Date.

     2.3 Other Eligible Employees. Each other person who becomes an Eligible Employee after the Pay Credit Date shall become a Participant in the Plan on the date he becomes an Eligible Employee.

     2.4 Authorized Leave of Absence. Any person who is absent from the active employment of an Employing Unit on the date he would otherwise become a Participant, by reason of an Authorized Leave of Absence granted by the Employing Unit or by reason of military service, shall automatically become a Participant as of the date of his return to active employment as an Eligible Employee.

     2.5 Reemployment. If a Participant who previously terminated his employment is subsequently reemployed, the following additional rules shall be applicable.

                         (a) Such Participant's Service to the date he ceased
                    employment shall be reinstated upon reemployment.

                         (b) If the Participant forfeited any percentage of his
                    Accrued Benefit under Section 5.1, there shall be credited to his Account upon reemployment an amount equal to the amount of such forfeiture increased by the interest credits under Section 3.3 from the date he ceased employment to the date of reemployment.

                         (c) If the Participant received a lump sum payment
                    under Section 5.2(b) in connection with his prior termination and the Participant forfeited any percentage of his Accrued Benefit under Section 5.1, there shall be credited to his Account upon reemployment an amount equal to the sum of the amount of such lump sum payment plus interest credits thereon under Section 3.3 from the date such lump sum payment was made to the date of reemployment.

                         (d) If the Participant is receiving periodic payments
                    of his benefit and the Participant forfeited any percentage of his Accrued Benefit under Section 5.1, such periodic payments shall cease unless (1) he is reemployed on or after the April 1 of the calendar year after the calendar year in which he attained age seventy and one-half (70-1/2) or (2) he elects not to have his periodic payments suspended.

                         In either event, there shall be credited to his
                    Account upon reemployment the amount necessary to restore his Account to the amount that would have been in such Account at the date of reemployment had he not received any periodic payments (i.e., to the amount that was in such Account at such termination of employment (after any forfeiture pursuant to Section 5.1) increased by interest credits under Section 3.3 from the date he ceased employment to the date of his reemployment).

                         (e) When the Participant subsequently terminates
                    employment, there shall be deducted from his Account (after any forfeiture under Section 5.1) an amount equal to

                    (i)  that portion of his Account that
                         is attributable to the amount credited to his Account at his reemployment under paragraph (c) or (d), whichever is applicable, increased by the interest credits thereon under Section 3.3 after his reemployment, and

                    (ii) the Actuarial Equivalent amount,
                         if any, of any periodic benefit payments made to the Participant after reemployment increased by interest credits under Section 3.3 from the date of payment.

                                   SECTION 3

                        ACCOUNTS AND CREDITS TO ACCOUNTS


     3.1 Accounts. An Account shall be established and maintained for each Participant to which credits shall be made pursuant to the provisions of this
Section 3, subject to the limitations of Section 10. Such Accounts are intended to be only bookkeeping accounts and neither the maintenance nor the making of credits thereto shall be construed as an allocation of assets of the Plan to, or a segregation of such assets in, any such Account, or otherwise as creating a right in any person to receive specific assets of the Plan. Benefits provided under this Plan shall be paid from the general assets of the Fund in the amounts, in the forms and at the times provided under the terms of the Plan.

     3.2 Pay-Based Credits To Accounts. Except as is provided in Section 3.1 or Section 3.4, for each calendar month that an individual is both a Participant and an Eligible Employee on and after the Pay Credit Date and prior to the Benefit Commencement Date, there shall be credited to his Account an amount equal to a percentage of his Compensation for such month. The amount of such percentage, which shall vary depending on the Participant's Employing Unit and on the number of years of Service standing to the Participant's credit as of the last day of such month, is set forth in Appendix C, attached.

     3.3 Interest Credits to Accounts.  Except as is provided in Section 3.1 or
Section 3.4, as of the first day of each "Plan Year Month" (as hereinafter defined) after the Pay Credit Date and prior to the Benefit Commencement Date, each Participant's Account shall be increased by a factor equal to one twelfth of the interest credit percentage for the applicable Plan Year. Interest credits granted during a Plan Year Month shall be based on a Participant's Account balance as of the end of the previous Plan Year Month. The interest credit percentage for the applicable Plan Year shall, except as is hereafter provided, be equal to the greater of (a) or (b) below:

             (a) such percentage with respect to such Plan Year as the Company may prospectively prescribe and which shall be specified in the Plan, or

             (b)  the one (1) month average of One-Year Treasury
                  Constant Maturities as published in the Federal Reserve Statistical Release H.15(519) of the Board of Governors of the Federal Reserve System, over the period from (A) November 1 of the year immediately preceding the applicable Plan Year to (B) November 30 of the year immediately preceding the applicable Plan Year.

     If the average is not a multiple of 1/4 percent, the closest higher interest rate which is a multiple of 1/4 percent shall be used.

     "Plan Year Month" means each calendar month of the Plan Year.

     3.4 Limitation on Credits. Notwithstanding the foregoing provisions of this Section 3, except as is hereinafter provided, no credits pursuant to the foregoing provisions of this Section 3 shall be made to the Account of any Participant on and after the Benefit Commencement Date applicable to such Participant. However, with respect to any Plan Year that a Participant who is still employed by an Employing Unit receives benefits by reason of having attained his "required beginning date" within the meaning of Section 401(a)(9) of the Code, such Participant shall continue to have amounts credited to his Account pursuant to Sections 3.2 and 3.3. The additional benefit that otherwise would have accrued during any such Plan Year by reason of his continued employment during such Plan Year shall be reduced (but not below zero) by the Actuarial Equivalent value of the total benefit payments made to such individual during such Plan Year.

                                   SECTION 4

                              RETIREMENT BENEFITS


     4.1 Normal Retirement Benefit. Each Participant who retires from employment on his Normal Retirement Date shall be entitled to receive a Retirement Benefit, commencing on his Normal Retirement Date, equal to his Accrued Benefit as of his Normal Retirement Date, payable as provided in
Section 7.

     4.2 Late Retirement Benefit. If a Participant remains employed beyond his Normal Retirement Date, he shall be entitled to receive a Retirement Benefit equal to his Accrued Benefit as of his Late Retirement Date, commencing on his Late Retirement Date, payable as provided in Section 7.

     4.3 Disability Retirement Benefit. In the event a Participant becomes Totally and Permanently Disabled while in the employ of an Employing Unit prior to his attainment of his Normal Retirement Date, he may elect either (a) or (b) below:

             (a)  he may elect to be deemed for purposes of
                  Section 3.2 to continue to receive Compensation for the duration of the period during which he remains Totally and Permanently Disabled (but in no event after his attainment of his Normal Retirement Date) at the same rate of Compensation he was receiving immediately prior to becoming Totally and Permanently Disabled. Accordingly, an Account shall continue to be maintained under the Plan on his behalf during such period of Total and Permanent Disability, and credits to such Account shall continue to be made for the duration of his Total and Permanent Disability in accordance with the applicable provisions of Section 3. Upon such Participant's attainment of his Normal Retirement Date, he shall be entitled to receive a Retirement Benefit in accordance with the provisions of Section 4.1.

     (b) he may elect

                    (i)  to have his Benefit Commencement
                         Date occur as soon as practicable after the date on which he becomes Totally and Permanently Disabled, in which case he shall commence to receive a benefit as of such date, payable as provided in Section 7, which such benefit shall be the Actuarial Equivalent of his Accrued Benefit as of the date on which he so became Totally and Permanently Disabled, or

                    (ii) to receive the value of his
                         Account as of such Benefit Commencement Date. Notwithstanding the foregoing, no such election pursuant to this subsection 4.3(b)(ii) may be made by a married Participant unless the Participant's spouse consents to such election, the spousal consent acknowledges the effect of such election, and the consent is witnessed by a Plan representative or a notary public.

     If he elects (b), there will be no further pay credits.

     4.4 Early Retirement Benefit. An actively employed Participant who has attained his fifty-fifth (55th) birthday may elect to retire prior to his Normal Retirement Date. In such case, he shall receive a Retirement Benefit, commencing on his Normal Retirement Date, equal to his vested Accrued Benefit, if any, as of his Normal Retirement Date, payable as provided in Section 7.

     In lieu of such Retirement Benefit commencing on his Normal Retirement Date, the Participant may, at any time on or after his termination of employment, elect a reduced Retirement Benefit to commence as of the first day of any month thereafter which is prior to his Normal Retirement Date. In such case the Participant shall receive a Retirement Benefit which is the Actuarial Equivalent of his vested Accrued Benefit as of such Benefit Commencement Date, payable as provided in Section 7.

     4.5 Nonduplication of Benefits. The amount of a Participant's Retirement Benefits shall be reduced by that portion of any retirement income, payable from any source other than the Fund, to which he is entitled under any tax-qualified retirement plan maintained by a member of the Group (other than a profit sharing plan which is qualified under Section 401(a) of the Code) which is attributable to a period of employment for which he receives a benefit from this Plan, except that no such reduction shall be made with respect to that part of such retirement income which is attributable to contributions made by him. For the purpose of computing the amount of such reduction, any such retirement income, payment of which is to commence other than at the Employee's Normal Retirement Date under this Plan, or payment of which is to be made on a basis other than a retirement income for life, shall be recomputed to its Actuarial Equivalent value on the basis of a retirement income for life commencing on such Normal Retirement Date.

                                   SECTION 5

                    BENEFITS UPON TERMINATION OF EMPLOYMENT


     5.1 Benefit on Termination of Employment Prior to Retirement. Except as is otherwise hereinafter provided, in the event of the termination of employment of a Participant, for any reason other than death under the Plan, after completion of three (3) or more years of Service, he shall have a nonforfeitable right to a percentage of his Accrued Benefit. The percentage of the Accrued Benefit to which such a Participant shall have a nonforfeitable right shall be determined from the following table by reference to the completed years of Service at the date of termination of employment:



                             Percentage of
Completed Years of Service  Accrued Benefit
-------------------------------------------
Less than 3                        0%
-------------------------------------------
    3                             20%
-------------------------------------------
    4                             40%
-------------------------------------------
    5                             60%
-------------------------------------------
    6                             80%
-------------------------------------------
7 or more                        100%
-------------------------------------------

     Notwithstanding the foregoing, the Accrued Benefit of a Participant shall be one hundred percent (100%) vested and non-forfeitable upon the first to occur of his (i) his attainment of age sixty-five (65) while still employed by an Employing Unit (or other member of the Group), or (ii) his termination of employment by reason of Total and Permanent Disability. In addition, a Participant whose termination of employment is by reason of death shall be treated as being one hundred percent (100%) vested for purposes of Section 6.

     5.2 Commencement of Benefits to Vested Terminated Participants. A Participant whose employment terminates and who is entitled to the benefit specified in the first paragraph of Section 5.1 above shall hereinafter be referred to as a "Vested Terminated Participant." Except as is otherwise hereinafter provided, if a Vested Terminated Participant survives to his Normal Retirement Date, he shall be entitled to receive a Retirement Benefit, commencing on his Normal Retirement Date, equal to his vested Accrued Benefit as of his Normal Retirement Date, payable as provided in Section 7. Notwithstanding the foregoing,

             (a) A Vested Terminated Participant may elect to commence receiving benefits as of the first day of any month following the attainment of age fifty-five (55) and prior to his Normal Retirement Date, in which event he shall be entitled to a Retirement Benefit which is the Actuarial Equivalent of his vested Accrued Benefit as of such Benefit Commencement Date, payable as provided in Section 7.

             (b) (i) If the Actuarial Equivalent present value of a Vested Terminated Participant's Accrued Benefit (or, if greater, the vested value of the Vested Terminated Participant's Account) as of the date of his termination of employment exceeds three thousand, five hundred dollars ($3,500), the Participant may elect that such benefit shall be paid to him, commencing as soon as practicable thereafter in the form provided for in Section 7.2 or Section 7.4, as applicable, or, subject to the spousal consent requirements of Section 7.4(c), in a cash lump sum; and

                    (ii) If the Actuarial Equivalent present value of a Vested Terminated Participant's Accrued Benefit (or, if greater, the vested value of a Vested Terminated Participant's Account) as of the date of his termination of employment does not exceed three thousand, five hundred dollars ($3,500), such benefit shall be paid to him as soon as practicable thereafter in a cash lump sum.

                                   SECTION 6

                                 DEATH BENEFITS


     6.1 Benefit Payable in the Event of Death Before Retirement Benefit Commencement Date. If a Participant (other than a Vested Terminated Participant) dies before the date on which Retirement Benefit payments commence to be paid to him, a benefit shall be payable to his Beneficiary as follows:

                         (a) If the Participant's Beneficiary is any person
                    other than his spouse, there shall be paid to such Beneficiary as of the first day of the month following the month in which the Participant's death occurs an amount equal to the value of his Account as of the last day of the month in which the death of the Participant occurs.

                         (b) If the Participant's Beneficiary is his spouse,
                    such spouse shall be entitled to receive a Retirement Benefit for her life commencing on the date the Participant would have attained his Normal Retirement Date if he had survived to such date. Such benefit to the spouse shall be a single life annuity, payable monthly, where such annuity is the Actuarial Equivalent of the Accrued Benefit to which such Participant would have been entitled had he terminated employment on his date of death, survived to his Normal Retirement Date, and commenced to receive a Retirement Benefit as of such date. Notwithstanding the foregoing, the spouse of a Participant may elect to commence receiving a Retirement Benefit for her life in the form of a single life annuity commencing on the first day of any month on or after the date the Participant would have attained age fifty-five if he had survived to such date. The monthly amount of such benefit to the spouse shall equal the monthly amount payable under a single life annuity where such single life annuity is the Actuarial Equivalent of the Retirement Benefit to which such Participant would have been entitled had he terminated employment on his date of death, survived to such commencement date, and commenced to receive a Retirement Benefit as of such date. Alternatively, the spouse may request to receive, in lieu of any other benefits under the Plan to which she would otherwise be entitled, a distribution of the value of the Participant's Account as of his date of death, payable as soon as practicable after the Participant's death.

                         (c) The foregoing provisions of this Section 6.1 shall
                    apply in the case of the death of a Vested Terminated Participant who was less than one hundred percent (100%) vested on his termination of employment only with respect to that portion of his Account (or Accrued Benefit) in which he is so vested on his date of death.

     6.2 Beneficiary.

                         (a) A Participant who has a spouse at the date of his
                    death shall automatically be deemed to have designated such spouse as his Beneficiary unless (i) the Participant designates a different Beneficiary and the spouse of such Participant consents to such designation in writing, which consent acknowledges the effect of such designation and which is witnessed by a notary public or plan representative, or (ii) it is established to the satisfaction of the Committee that the consent of the spouse cannot be obtained because the spouse cannot be located or because of other special circumstances.

     For purposes of this Paragraph (a), the term spouse shall also include an individual to whom the Participant was previously married to the extent so required under the terms of a qualified domestic relations order (within the meaning of Section 414(p) of the Code).

                         (b) Subject to the provisions of Paragraph (a) above,
                    a Participant may designate a Beneficiary or Beneficiaries to receive any death benefit payable under the Plan (other than amounts which are required to be paid to a surviving spouse). Any such designation shall be made, and may be changed or revoked, by filing the appropriate form with the Committee. If more than one person is designated each shall have an equal share unless the designation directs otherwise. Any designation, change or revocation by a Participant shall be effective only if it is received by the Committee before the death of such Participant. For purposes of this Paragraph (b), the term "person" includes an individual, a trust or an estate. If no Beneficiary designation is on file with the Committee at the Participant's death, or if any designation is not effective for any reason as determined by the Committee the benefit payable under the Plan shall be paid to such Participant's executor or administrator.

                                   SECTION 7

                              PAYMENT OF BENEFITS

     7.1 Time of Payment. Payment of any benefit to which a Participant is entitled pursuant to the Plan shall commence as of such Participant's Benefit Commencement Date. In no event shall payment of any benefit commence later than sixty days after the close of the Plan Year during which such Participant attains, or would have attained, his Normal Retirement Date or, if later, terminates his employment with the Company or other member of the Group, provided however, payment must commence no later than April 1st of the calendar year following the calendar year in which he attains age seventy and one-half (70-1/2).

     7.2 Standard Benefit.  Except as is otherwise hereinafter provided in this
Section 7, the normal form of benefit payable to a Participant shall be an annuity for the life of the Participant.

     7.3 Claim for Benefit.

                         (a) A Participant must file a claim for benefits
                    before payment of benefits shall commence. The claim for benefits shall be in writing, in such form as the Committee shall designate.

                         (b) The claim for benefits shall specify the date on
                    which pension payments are to commence, consistent with the provisions of the Plan with respect to commencement of benefits in case of normal, early or late retirement, as the case may be.

                         (c) The claim for benefits shall include a
                    certification by the Participant either (i) that the Participant is not married or (ii) that the Participant is married and the name and date of birth of the individual to whom the Participant is married. The certification by the Participant as to the Participant's marital status shall be binding upon the Participant.

     7.4 Qualified Joint and Survivor Annuity Form

         (a)        In general

                             Subject to the conditions set forth in this Section
                    7.4, if a Participant is married on the Benefit
                    Commencement Date, the amount of each pension payment which otherwise would be payable to the Participant, shall be reduced on an Actuarial Equivalent basis; and if the Participant's spouse shall survive the Participant, pension payments shall be payable under the Plan to the Participant's surviving spouse during the surviving spouse's remaining lifetime after the Participant's death, in an amount equal to fifty percent (50%), or, if the Participant shall so elect, one hundred percent (100%), of the Participant's reduced pension payment.

                         (b) Election to Waive the Qualified Joint and Survivor
                    Annuity Form.

                         A Participant may elect, during the election period
                    specified below, to waive the qualified joint and survivor annuity form, in which case pension payments shall be made in the normal form as provided in Section 7.2 or under the optional form as the Participant shall elect in accordance with Section 7.5.

                    An election to waive shall not take effect unless the Participant's spouse gives written consent on a form provided by the Committee for such purpose, which consent acknowledges the effect of the election to waive, and which written consent is witnessed by a notary public (or an individual designated by the Committee). The Committee, in its sole discretion, may waive the requirement for consent of the spouse if the Participant establishes to the Committee's satisfaction that the spouse cannot be located, or because of other special circumstances.

                    An election to waive the qualified joint and survivor annuity form may be made at any time within the election period beginning on the date which is the ninetieth (90th) day preceding the Participant's Benefit Commencement Date and ending on such Benefit Commencement Date. A Participant may revoke a waiver of the qualified joint and survivor annuity form at any time during the election period.

                    There is no limit on the number of times during the election period that a Participant may elect to waive the qualified joint and survivor annuity form or revoke a waiver.

                (c) Explanation

                    No earlier than ninety (90) days, and no later than thirty
                    (30) days, before the Participant's Benefit Commencement Date, the Committee shall furnish the Participant with a written explanation of (i) the terms and conditions of the qualified joint and survivor annuity form, (ii) the Participant's right to make, and the effect of, an election to waive the joint and survivor annuity form of benefit,
                    (iii) the rights of the Participant's spouse to consent, or refuse to consent, to such waiver, and (iv) the Participant's right to make, and the effect of, a revocation of an election to waive.

                (d) Termination of Marriage

                    The spouse to whom the Participant was married at the Participant's Benefit Commencement Date is entitled to the survivor annuity upon the death of the Participant after the Benefit Commencement Date, whether or not the Participant and such spouse were married at the date of the Participant's death.

     7.5 Optional Forms of Benefit.

                         (a) The optional forms of benefit provided in this
                    Section 7.5 (which shall be the Actuarial Equivalent of the standard form of benefit set forth in Section 7.2 and which in all cases shall, as a precondition to being available as optional forms of benefit under the Plan, comply with the requirements of Section 401(a)(9) of the Code) shall be available only to (i) a Participant who is not married on the Benefit Commencement Date and (ii) a Participant who is married on the Benefit Commencement Date if an election to waive the qualified joint and survivor annuity form, made in accordance with Section 7.4(b), is in effect on such Benefit Commencement Date.

         (b)        The other optional forms of benefit are:

                    (i)   a single lump sum payment, and

                               (ii) a reduced lifetime retirement income, and
                          in the event of the Participant's death prior to receiving one hundred and twenty (120) monthly payments, the same amount of retirement income is continued to his Beneficiary, until a combined total of one hundred and twenty (120) monthly payments have been made. If both the Participant and his Beneficiary shall have died before a total of one hundred and twenty (120) monthly payments have been made, the monthly retirement income payments will continue to the Beneficiary of the last payee for the remainder of the one hundred and twenty (120) month period.

     7.6 Cash-out of Accrued Benefit. Any other provision of the Plan to the contrary notwithstanding, if the vested value of a Participant's Account as of the date of his termination of employment does not exceed three thousand, five hundred dollars ($3,500), such vested Account value shall be paid to him as soon as practicable thereafter in a cash lump sum.

     7.7 Required Distributions. Subject to Section 1121(d)(4) of the Tax Reform Act of 1986 and Proposed Treasury Regulation Section 1.401(a)(9)-1, a Participant who attains age seventy and one-half (70-1/2) after December 31, 1987, or who is a five percent (5%) owner (as defined in Section 416(i) of the Code) at any time after the attainment of age sixty-six and one-half (66-1/2), shall commence to receive payment of his retirement income no later than the April 1 of the calendar year following the calendar year in which such Participant attains age seventy and one-half (70-1/2).

     Any payments under this Plan shall be adjusted to meet the requirements of
Section 401(a)(9) of the Code and the regulations thereunder. Thus, the entire interest of each Participant shall be distributed, beginning not later than the required beginning date, in accordance with regulations, over the life of the Participant or over the life of the Participant and Beneficiary (or over a period not extending beyond the life expectancy of the Participant or the life expectancy of the Participant and Beneficiary). A Participant may make an irrevocable election as to the form of benefit payment, with spousal consent if applicable, in accordance with the provisions of this Plan, within the ninety (90) day period ending on the Benefit Commencement Date. A Participant who fails to make an election, within such ninety (90) day period, shall have the amount, timing and duration of his benefit payment determined in accordance with regulations promulgated under Sections 401(a)(9) and 411(b)(1)(H) of the Code, in the form of benefit payment described in Section 7.

     A Participant who begins to receive benefit payments in accordance with this Section 7.7, while remaining an Eligible Employee, shall continue to accrue benefits in accordance with the applicable provisions of the Plan.

     In addition, any distribution required under the incidental death benefit rule of Section 401(a)(9)(G) of the Code shall be treated as a distribution required under this Section.

     7.8. Direct Rollovers.

     (a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this Section 7.8, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

     (b) An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designed beneficiary, or for a specified period of ten (10) years or more, (ii) any distribution to the extent the distribution is required under Code Section 401(a)(9) and (iii) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

     (c) An Eligible Retirement Plan is (i) an individual retirement account described in Code Section 408(a), (ii) an individual retirement annuity described in Code Section 408(b), (iii) an annuity plan described in Code
Section 403(a) or (iv) a qualified trust described in Section 401(a) of the Code, which accepts the Distributee's Eligible Rollover Distribution. However, if an Eligible Rollover Distribution is to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

     (d) A Distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are Distributees with regard to the interest of the spouse or former spouse.

     (e) A Director Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

     7.9 Rollover Contributions. An Employee may roll over a cash distribution from a qualified plan or conduit individual retirement account to this Plan, provided that (a) the distribution is (i) received from a qualified plan as an Eligible Rollover Distribution (as defined in Section 7.8(b)) and (ii) rolled over directly from the qualified plan or within the sixty (60) days following the date the Employee received the distribution, or (b) the distribution is (i) received from a conduit individual retirement account that has no assets other than assets attributable to an Eligible Rollover Distribution or a "qualified total distribution," within the meaning of Code Section 402 as in effect before January 1, 1993, and had been deposited in the conduit individual retirement account within sixty (60) days of the date the Employee received the distribution, plus earnings, (ii) eligible for tax free rollover to a qualified plan, and (iii) rolled over within sixty (60) days following the date the Employee received the distribution. Before accepting a rollover contribution, the Trustee may require the Employee to furnish satisfactory evidence that the proposed transfer is in fact a rollover contribution that the Code permits an Employee to make to a qualified plan. The foregoing contributions, which shall be Rollover Contributions, shall be accounted for separately and shall be credited to an Employee's Rollover Account. An Employee shall not be permitted to withdraw any portion of his or her Rollover Account until such time as the Employee is otherwise eligible to make a withdrawal from or receive a distribution of his or her Account. An Employee who has made a Rollover Contribution shall be deemed to be a Participant with respect to his or her Rollover Account even if he or she is not otherwise a Participant.

                                   SECTION 8

                                 CONTRIBUTIONS


     8.1 Contributions by Participants. The entire cost of this Plan shall be borne by the Company and the Employing Units and no contributions shall be required or permitted of Participants.

     8.2 Contributions by Employing Units. The Company and the Employing Units intend, but do not guarantee, to make such contributions as are required to maintain the Fund, established for the purposes of the Plan, on a sound actuarial basis. Contributions will be in such amounts and made at such times as determined by their respective boards of directors in accordance with the funding policy established by the Board and consistent with Plan objectives. Neither the Company, the Employing Units, nor any of their officers or Employees, nor any Participant of their boards of directors or agents, nor any member of the Committee, nor the Funding Agent guarantees, in any manner, the payments of the benefits hereunder.

     All contributions made by the Company and each Employing Unit shall become a part of the Fund and shall be held by the Funding Agent subject to the terms and provisions of the Plan.

     Forfeitures arising under the Plan because of termination of employment before a Participant becomes eligible for a Retirement Benefit, or for any other reason, shall be applied to reduce the cost of the Plan and shall not be used to increase the benefits otherwise payable hereunder.

     No part of the Fund shall be used for, or diverted to, purposes other than for the exclusive benefit of Employees (and their Beneficiaries), except that such part of the Fund, if any, which remains therein after the satisfaction of all liabilities to persons entitled to benefits under the Plan, as described in
Section 9.2 hereof with respect to termination of the Plan, shall be returned to the Company.

     Notwithstanding anything herein to the contrary, upon the request of the Company or an Employing Unit, a contribution which was made by a mistake of fact, or conditioned upon qualification of the Plan or any amendment thereof or upon the deductibility of the contribution under Section 404 of the Code, shall be returned to the Company or the Employing Unit within one (1) year after the payment of the contribution, the denial of the qualification or the disallowance of the deduction (to the extent disallowed), whichever is applicable. Any obligation of the Company or the Employing Units to make contributions to the Fund hereby is conditioned upon the continued qualification of the Plan under Section 401(a) of the Code, the exempt status of the Fund under Section 501(a) of the Code, and each contribution made by the Company or an Employing Unit hereby is conditioned upon its deductibility under
Section 404(a)(1) of the Code.

                                   SECTION 9

                           AMENDMENT AND TERMINATION


     9.1 Amendment. While it is intended that the Plan shall continue in effect indefinitely, the Company may at any time and from time to time modify, alter or amend the Plan or Trust. Any such modification, alteration or amendment shall be adopted by the Board, or by any duly authorized Board committee, by formal resolution in a regularly or specially constituted meeting of the Board or such committee, or by resolution without a meeting, provided that no part of the assets of the Plan shall, by reason of any amendment, be used for or diverted to purposes other than for the exclusive benefit of Participants and Beneficiaries; and further provided that any amendment adopted by the Board, or any duly authorized Board committee, that would cause the Plan and the Fund established under the Plan to cease to meet the requirements of
Section 401(a) of the Code (unless such result shall have been specifically intended as evidenced by an express statement of such intention in the resolution of such Board adopting such amendment) shall be null and void; and any actions taken under the Plan pursuant to such amendment, any benefit increases (or decreases) accruing under the Plan as a result of such amendment or any increases (or decreases) in benefit payments under the Plan made as a result of such amendment, during the period from the date of adoption of such amendment to the date it is determined that such amendment would so cause the Plan and the Fund under the Plan to cease to meet such requirements, shall be, respectively, rectified, nullified, and restored as soon as possible to the extent necessary to permit the Plan and Fund under the Plan to continue to meet the requirements of Section 401(a) of the Code. Notwithstanding the foregoing, any amendment that increases benefits provided under the Plan must be approved by the Compensation Committee of the Board.

     Notwithstanding anything in the Plan to the contrary and subject to the limitations in the previous paragraph, the Committee may amend the Plan in such respects as may be necessary or appropriate to maintain the qualified status of the Plan under Section 401(a) of the Code or to satisfy the requirements of other applicable laws.

     9.2 Right to Terminate. The Company shall have the right, at any time, to suspend or discontinue its contributions under the Plan, and to terminate at any time, in whole or in part, this Plan and the Trust. Any such suspension, discontinuance or termination shall made effective by the Board of Directors of the Company, or by any duly authorized Committee, by formal resolution in a regularly or specially constituted meeting of the Board or such Committee or by formal resolution without a meeting. Written notice of such suspension, discontinuance or termination shall be given to the Committee and to the Funding Agent, but only upon condition that such action is taken as shall render it impossible at any time prior to the satisfaction of all liabilities with respect to Participants, surviving spouses and Beneficiaries and with respect to the expenses of the Fund, for any part of the corpus or income of the Fund to be used for or diverted to purposes other than for the exclusive benefit of Participants, surviving spouses and Beneficiaries under the Plan and for the payment of expenses.

     9.3 Effect of Termination.  Upon termination of the Plan pursuant to
Section 9.2 each Participant's accrued benefit shall become nonforfeitable to the extent then funded and the Committee shall cause the Fund to be allocated in a manner approved by the Internal Revenue

Service in accordance with the provisions of, and regulations issued pursuant to, Section 4044 of the Employee Retirement Income Security Act of 1974.

     The total amount so allocated shall be applied either by a cash payment, by insurance company contract or by the continuance of the Fund and the payment of retirement income therefrom in such amounts as may be provided by the funds so allocated, all as the Committee shall determine, subject to the requirements of applicable law. However, in the event that the assets available for allocation are less than the value of insured vested benefits, the Pension Benefit Guaranty Corporation may direct how the allocated amounts are to be applied.

     If any of the assets of the Fund remain after the satisfaction of all liabilities of the Plan the remaining funds shall be paid by the Funding Agent to the Company.

     9.4 Continuation of Fund. If the Plan is terminated but the Board of Directors determines that the Fund shall be continued pursuant to its terms and the provisions of this Section, no further contributions will thereafter be made by the Company, the rights of each affected Participant to benefits accrued to the date of termination of the Plan, to the extent then funded, shall be nonforfeitable but the Fund shall be administered as though the Plan were otherwise in full force and effect, except that no further benefits will accrue after the date of termination. If the trust is subsequently terminated, the Fund shall then be allocated and disbursed in accordance with procedures set forth in Section 9.3.

     9.5 Mergers, Etc.. In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant in the Plan shall in all cases, if the Plan then terminated, receive a benefit immediately after the merger or consolidation or transfer of assets which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer, if the Plan had then terminated.

     9.6 Partial Termination.   Upon a partial termination of the Plan, the
rights of all affected Participants to benefits accrued to the date of such partial termination, to the extent then funded, shall be nonforfeitable.

     If a partial termination of the plan shall occur, a terminated group's share of the Fund shall equal (i) the sum of that part of the fair market value of the Fund on the Plan's partial termination date which would have been allocated to each person in the terminated group in accordance with Section 9.3 if the Plan had been terminated on such date as to all Participants in the Plan minus (ii) the expenses of the Plan and the Fund incurred in connection with the termination of the Plan as to such group.

                                   SECTION 10

                            LIMITATIONS ON BENEFITS


     10.1 Maximum Limitation. In addition to other limitations set forth in the Plan and notwithstanding any other provisions of the Plan, the accrued benefit, including the right to any optional benefits provided in the Plan (and all other defined benefit plans required to be aggregated with this Plan under the provisions of section 415 of the Code), shall not increase to an amount in excess of the amount permitted under section 415 of such Code at any time. Notwithstanding any provision of this Plan to the contrary, for purposes of the preceding sentence and for purposes of determining whether benefits of this Plan exceed the limitations of section 415 of such Code, the term "annual addition" shall include all employee contributions to the Plan. For purposes of this paragraph and determining compliance with section 415 of the Code, compensation shall mean compensation as defined in section 415(b)(3) and the regulations thereunder.

     10.2 Early Termination Provisions.

                         (a) The purpose of this Section 10.2 is to conform the
                    Plan to the requirements of Treasury Regulation Section 1.401(c)-1 and Treasury Regulation Section
                    1.401(a)(4)-5(b).

                               (i) In the event of the termination of the Plan,
                          the benefit of any highly compensated employee (within the meaning of Section 414(q) of the Code) shall in no event exceed an amount that is nondiscriminatory under Section 401(a)(4) of the Code.

                               (ii) The annual payments to an Employee
                          described in Section 10.2(a)(iii) may not exceed an amount equal in each year to the payments that would be made on behalf of the Employee under a straight life annuity that is the Actuarial Equivalent value of the Employee's accrued benefit and the other benefits to which the Employee is entitled under the Plan (other than a social security supplement), and the amount of the payments that the Employee is entitled to receive under a social security supplement. Notwithstanding the foregoing, the restrictions of this subparagraph (ii) do not apply if any one of the following requirements is satisfied:

                                      (A) after payment to an Employee
                                 described in Section 10.2(a)(iii) of all "benefits" described in Section 10.2(a)(iv), the value of Plan assets equals or exceeds 110 percent of the value of current liabilities, as defined in Section 412(l)(7) of the Code,

                                      (B) the value of the benefits described
                                 in Section 10.2(a)(iv) for an Employee
                                 described in Section 10.2(a)(iii) is less than one (1) percent of the value of current liabilities of the Plan, or

                                      (C) the value of the benefits described
                                 in Section 10.2(a)(iv) for an Employee
                                 described in Section 10.2(a)(iii) does not exceed three thousand, five hundred dollars ($3,500).

                                 Furthermore, this subparagraph (ii) and
                                 Treasury Regulation Section 401(a)(4)-5(b)(3) shall not restrict any distribution to a Participant who agrees, by an adequately secured written agreement with the Committee as prescribed by Section 10.2(b) (an "Agreement") to repay to the Plan and Fund any amount necessary for the distribution of assets upon Plan termination to satisfy
                                 Section 401(a)(4) of the Code.

                               (iii) The Employees whose benefits are
                          restricted on distribution consist of the twenty-five
                          (25) highly compensated employees (including former Employees who were highly compensated employees when they separated from service and Employees who were highly compensated employees at any time after attaining age fifty-five (55)) whose compensation, within the meaning of Section 414(g) of the Code, was the highest in the current or any prior Plan Year.

                               (iv) For purposes of Section 10.2(a)(ii)(A) the
                          term "benefits" includes, in addition to other benefits payable under the Plan, loans in excess of the amounts set forth in Section (72)(p)(2)(A) of the Code, any periodic income, any withdrawal values payable to a living Employee, and any death benefits not provided for by insurance on the Employee's life.

     (b) Terms of Agreement

                               (i) During any Plan Year, the amount that may be
                          required to be repaid to the Trust Fund pursuant to an Agreement is the Restricted Amount.

                                      (A) The "Restricted Amount" is the excess
                                 of the Accumulated Amount of distributions made to the Employee over the Accumulated Amount of the Employee's Nonrestricted Limit.

                                      (B) The Employee's "Nonrestricted Limit"
                                 is equal to the payments that could
                                 have been distributed to the Employee,
                                 commencing when distribution commenced to the Employee, had the Employee received payments in the form described in Treasury Regulations Sections 1.401(a)(4)-5(b)(3)(i)(A) and (B).

                                      (C) An "Accumulated Amount" is the amount
                                 of a payment, increased by a reasonable amount of interest from the date the payment was made (or would have been made) until the date for the determination of the Restricted Amount.

                               (ii) Prior to receipt of a distribution under
                          the terms of an Agreement, an Employee must (A) agree that upon such distribution the Employee will promptly deposit in an escrow account (an "Escrow Account") with a depository acceptable to the Committee property having a fair market value equal to at least one hundred and twenty-five percent (125%) of the Restricted Amount, or (B) post as collateral a bond or bank letter of credit equal to at least one hundred percent (100%) of the Restricted Amount, which bond is furnished by an insurance company, bonding company, or other surety approved by the U.S. Treasury Department as an acceptable surety for federal bonds.

                               (iii) Amounts in the Escrow Account in excess of
                          one hundred and twenty-five percent (125%) of the Restricted Amount may be withdrawn by the Employee. The Employee's liability under a bond or letter of credit in excess of one hundred percent (100%) of the Restricted Amount may be released, where the Agreement has been secured by a bond or a letter of credit. If the market value of the property in the Escrow Account falls below one hundred and ten percent (110%) of the Restricted Amount, the Employee is obligated to deposit additional property to bring the value of the property held by the depository up to one hundred and twenty-five percent (125%) of the Restricted Amount. An Employee has the right to receive any income from the property placed in the Escrow Account, subject to the foregoing obligation to maintain the value of the property.

                               (iv) A depository may not redeliver to an
                          Employee any property held under an Agreement, other than amounts in excess of one hundred and twenty-five percent (125%) of the Restricted Amount, and a surety or bank may not release any liability on a bond or letter of credit unless the Committee certifies to the depository, surety or bank that the Employee (or the Employee's estate) is no longer obligated to repay any amount under the Agreement. The Committee will make such a certification if, any time after the distribution commences, either

                          (A) the value of Plan assets equals or exceeds one hundred and ten percent (110%) of the value of current liabilities, (B) the value of the Employee's future Nonrestricted Limit constitutes less than one percent of the value of current liabilities, (C) the value of the Employee's future Nonrestricted Limit does not exceed three thousand, five hundred dollars ($3,500), or (D) the Plan has terminated and the benefit received by the Employee is nondiscriminatory. Such a certification by the Committee shall terminate the Agreement.

                         (c) In the event that Congress should provide by
                    statute, or the Internal Revenue Service should provide by regulation or ruling, that any or all of the conditions set forth in Sections 10.2(a) and 10.2(b) are no longer necessary for the Plan to meet the requirements of Section 401 or other applicable provisions of the Code then in effect, such conditions shall immediately become void and shall no longer apply, without the necessity of further amendment to the Plan.

                                   SECTION 11

                                 ADMINISTRATION


     11.1 Appointment and Term of Office. The Board shall appoint a committee of at least three (3) persons to be known as the Benefit Plans Committee ("Committee"), the members of which shall hold office during the pleasure of the Board. Any person shall be eligible to be appointed a member of the Committee. Any member may resign at any time by notice in writing filed with the Board and with the Chairman or Secretary of the Committee. Vacancies shall be filled promptly by the Board in such manner that the composition shall be as herein prescribed. The Committee shall be the "administrator" within the meaning of Section 3(16)(A) of ERISA.

     11.2 Organization of the Committee. The Committee shall appoint a Chairman, who must be a member, and a Secretary, who need not be a member. It may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, whether ministerial or discretionary, as the Committee may deem expedient or appropriate. The compensation of such agents may be fixed by the Committee within limits set by the Board. The action of the Committee shall be determined by the vote or other expression of a majority of its members.

     The Committee shall hold meetings upon such notice, at such place or places and at such time or times as the Committee may from time to time determine. Meetings may be called by the Chairman or any two (2) members. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. Members of the Committee shall serve without compensation for services as such, but the Company shall pay or reimburse the Committee for all expenses reasonably incurred by it or its members.

     11.3 Powers of the Committee. The Committee shall have complete control of the administration of the Plan, subject to the provisions hereof, with all powers necessary to enable it to properly carry out its duties in that respect. Not in limitation, but in amplification of the foregoing, the Committee shall have the uncontrolled discretionary authority and power to interpret and construe this Plan and to determine all questions that may arise thereunder, including all questions relating to the eligibility of Employees to participate in this Plan, and the amount of Retirement Benefit or other benefits to which any Participant or Beneficiary may become entitled hereunder. The decisions of the Committee upon all matters within the scope of its authority shall be final. No member of the Committee shall take part in any action or any matter solely concerning his own participation in the Plan. The Committee shall approve forms and establish rules and procedures to be followed by the Participants or Beneficiaries in filing applications for benefits and in furnishing and verifying proofs necessary to establish age, service, and any other matter required in order to establish the right to benefits in accordance with the Plan.

     The Committee shall receive all applications for benefits. Upon receipt by the Committee of such an application, it shall determine all facts which are necessary to establish the right of the applicant to benefits under the provisions of the Plan and shall approve the amount thereof as herein provided. The Committee shall afford a reasonable opportunity, to any applicant who gives written notice to the Committee of his request for a review, for a reconsideration of any finding of fact or determination affecting his benefits.

     The Committee may authorize one or more of its members or any agent, to execute any instrument or make any payment on its behalf, and all persons having dealings with the Committee may rely upon the signature of any person so authorized.

     The Committee shall prepare and distribute to the Employees, at the expense of the Company and in such manner as it shall deem appropriate, information concerning the Plan.

     To enable the Committee to perform its functions, the various Employing Units shall supply full and timely information to it of all matters relating to the length of service of all Participants, their retirement, death or other cause of termination of employment, and such other pertinent facts as the Committee may require.

     The Board shall notify the Funding Agent in writing of the members of the Committee and any changes therein, and shall certify to the Funding Agent the signatures of said members. From time to time and as necessary, the Committee shall advise the Funding Agent of such facts and issue to the Funding Agent such instructions as may be required by the Funding Agent in the administration of the Plan.

     The Committee shall from time to time adopt the actuarial, financial and other tables and procedures which shall be used in the various actuarial calculations required in connection with the Plan, and may modify, change or revoke any thereof, and substitute a new table or procedure therefor, as it may see fit. As an aid to the Committee in adopting tables and in determining the level of contributions to the Fund, the Actuary shall make annual actuarial valuations of the Plan and shall present to the Committee the tables and contributions which he recommends.

     11.4 Records of the Committee. All acts and determinations of the Committee shall be duly recorded by the Secretary thereof, or under his supervision, and all such records, together with such other documents as may be necessary for the administration of the Plan shall be preserved in the custody of such Secretary. Such records and documents shall, during normal business hours, be open for inspection and for the purpose of making copies by any person designated by the Board.

     11.5 Limitation of Fiduciary Liability. A Fiduciary shall be liable for a breach of fiduciary responsibility of another Fiduciary only in the following circumstances:

                         (a) If he participates knowingly in, or knowingly
                    undertakes to conceal, an act or omission of such other Fiduciary, knowing such act or omission is a breach;

                         (b) If, by his failure to comply with Section 11.6 in
                    the administration of his specific responsibilities which give rise to his status as a Fiduciary, he has enabled such other Fiduciary to commit a breach; or

                         (c) If he has knowledge of a breach by such other
                    Fiduciary, unless he makes reasonable effort under the circumstances to remedy the breach.

     The Fiduciaries shall be entitled to rely upon all tables, valuations, certificates and reports furnished by the Actuary, and upon all certificates and reports made by an accountant selected by the Committee, and upon all opinions given by any counsel selected by the Committee; and the Fiduciaries shall be fully protected in respect to any action taken or suffered by them in good faith in reliance upon the advice or opinion of any such Actuary, accountant or counsel, and all actions so taken or suffered shall be conclusive upon each of them and upon all other persons interested in the Plan.

     A Fiduciary may designate persons other than named Fiduciaries to carry out Fiduciary responsibilities under the Plan. Such Fiduciary shall not be liable for an act or omission of such person in carrying out such responsibility except to the extent that:

                         (a) The Fiduciary violated Section 11.6 in making or
                    continuing such allocation or designation, or

                         (b) The Fiduciary would otherwise be liable in
                    accordance with Section 11.6.

     11.6 Allocation of Responsibility Among Fiduciaries for Plan and Fund Administration. The Fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under this Plan or the Fund. The Company shall have the sole authority to appoint and remove the Funding Agent and any investment manager which may be provided for under the Fund, and to amend or terminate, in whole or in part, this Plan or the Fund. The Committee shall have the sole responsibility for the administration of this Plan, which responsibility is specifically described in this Plan and the Fund. The Funding Agent shall have the sole responsibility for the administration of the Fund and the management of the assets held under the Fund, all as specifically provided in the Fund. Each Fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan or the Fund, as the case may be, authorizing or providing for such direction, information or action. Furthermore, each Fiduciary may rely upon any such direction, information or action of another Fiduciary as being proper under this Plan or the Fund, and is not required under this Plan or the Fund to inquire into the propriety of any such direction, information or action. It is intended under this Plan and the Fund that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan and the Fund and shall not be responsible for any act or failure to act of another Fiduciary. No Fiduciary guarantees the Fund in any manner against investment loss or depreciation in asset value.

     11.7 Claims Procedure. The Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Committee of the claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Committee and delivered or mailed to the Participant or Beneficiary; and such notice shall set forth the specific reasons for the denial, written in a manner that may be understood by the average Participant. In addition, the

Committee shall afford a reasonable opportunity to any Participant or Beneficiary whose claim for benefits has been denied for a review of the decision denying the claim.

     11.8 Indemnification of Certain Persons. Each individual who has been designated to carry out any Fiduciary or administrative responsibility, whether an Employee, officer or director of the Company shall be indemnified by the Company against all expenses (including costs and attorney's fees) actually and necessarily incurred or paid by him in connection with the defense of any action, suit or proceeding in any ways relating to or arising from the Plan to which he may be made a part by reason of his being or having been so designated, or by reason of any action or omission or alleged action or omission by him in such capacity, and against any amount or amounts which may be paid by him (other than to the Company) in reasonable settlement of any such action, suit or proceeding, where it is in the interest of the Company that such settlement be made. In cases where such action, suit or proceeding shall proceed to final adjudication, such indemnification shall not extend to matters as to which it shall be adjudged that such Employee, officer or director is liable for gross negligence or willful misconduct in the performance of his duties as such. The right of indemnification herein provided shall not be exclusive of other rights to which any such Employee, officer or director may now or hereafter be entitled, shall continue as to a person who has ceased to be so designated and shall inure to the benefit of the heirs, executors and administrators of such Employee, officer or director.

                                   SECTION 12

                      ADOPTION OF PLAN BY EMPLOYING UNITS


     12.1 Procedure. Any Employing Unit may adopt this Plan for the benefit of its Employees, with the consent of the Company, which consent may be given by the President or a Vice President of the Company. In adopting this Plan the Employing Unit may, with the consent of the Company, elect to provide for some benefits to be under a special formula for some or all of its employees. Such benefit variations will be detailed in addenda which are deemed a part of this Plan with respect to such Employees. The Employing Unit desiring to adopt the Plan shall submit a certified copy of the resolution of its board of directors to the Company, stating its desire to adopt said Plan for its Employees and the effective date thereof. All contributions made by the Company and each Employing Unit shall become a part of the Fund and shall be held by the Funding Agent subject to the terms and provisions of the Plan.

     12.2 Effect. In addition to subjecting it to the provisions of this Plan, the adoption of the Plan and Fund by the Employing Unit's board of directors shall also constitute the automatic delegation by it to the Company of full authority to amend, alter or modify the Plan, and any such amendment, alteration or modification made by the Company shall be binding upon and effective with respect to each Employing Unit.

     12.3 Withdrawal of an Employing Unit. Any Employing Unit shall, upon ceasing to be an Employing Unit, or may without ceasing to be an Employing Unit, through the action of its board of directors, withdraw from the Plan.

                                   SECTION 13

                               SUCCESSOR COMPANY

     13.1 Successor Company. In the event of the dissolution, merger, consolidation or reorganization of the Company, provision may be made by which the Plan and Fund will be continued by the successor; and, in that event, such successor shall be substituted for the Company under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all of the powers, duties and responsibilities of the Company under the Plan.

                                   SECTION 14

                               GENERAL PROVISIONS

     14.1 Construction. In the construction of the Plan the masculine shall include the feminine and the singular the plural in all cases where such meanings would be appropriate. The headings and sub-headings in this Plan (other than in Section 1) have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions hereof. All references to specific sections of the Code are references to such sections as contained in the Internal Revenue Code of 1986 (Title 26 of the United States
Code), and shall be deemed to be references to such sections as they may be amended or superseded, and to the corresponding sections or provisions, if any, of any subsequent United States Code, as appropriate at the time of reference. Except as required by ERISA or any other applicable law of the United States of America, the Plan and Fund shall be construed, governed, regulated and administered according to the laws of the State of Illinois.

     14.2 Employment. Participation in the Plan shall not give any Employee the right to be retained in the employ of an Employing Unit, or upon dismissal or upon his voluntary termination of employment, to have any right, legal or equitable, under this Plan or in the Fund or any portion thereof, except as expressly granted by this Plan.

     14.3 Benefits Supported Only by Fund. Except as may be otherwise provided under Title IV of ERISA, any person having any claim under the Plan will look solely to the assets of the Fund for the satisfaction thereof and the Company, the Employing Units, the Committee, the Funding Agent, or any of their stockholders, officers, members of their boards of directors, or agents, shall not be liable in their individual capacities to any person whomsoever.

     14.4 Spendthrift Clause. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, and no such benefit shall in any manner be liable for or subject to the debts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in the Plan. Any other provision of the Plan to the contrary notwithstanding, however, the creation, assignment, or recognition of a right to any benefit payable with respect to an Employee pursuant to a "qualified domestic relations order" (as defined in subsection 414(p) of the Code) shall not be treated as an assignment or alienation prohibited by this Section 14.4, and if a qualified domestic relations order requires the distribution of all or part of an Employee's benefits under the Plan, the establishment or acknowledgment of the alternate payee's right to benefits under the Plan in accordance with the terms of such qualified domestic relations order shall in all events be deemed to be consistent with the terms of the Plan.

     14.5 Benefits Payable to Incompetents. If any recipient of benefits is, in the judgment of the Committee, legally incapable of personally receiving and giving a valid receipt for any payment due him under the Plan, the Committee may, unless and until claims shall have been made by a duly appointed guardian or committee of such person, make such payment or any part thereof to such person's spouse, children, or other legal entity deemed by the Committee to have incurred expenses or assumed responsibility for the expenses of such person. Any payment so made shall be a complete discharge of any liability under the Plan for such payment.

     14.6 Expenses of Administration. The Company and/or the Employing Units may pay all expenses incurred in the administration of the Plan, including expenses and fees of the Funding Agent, but they shall not be obligated to do so. Any such expenses and fees not so paid by the Company and/or the Employing Units shall be paid from the Fund.

     14.7 Non-Discrimination. The Committee shall administer the Plan and Fund in a uniform and consistent manner with respect to all persons similarly situated and shall not permit discrimination in favor of highly compensated employees (within the meaning of section 414(q) of the Code).

     14.8 Purchase of Annuity Contracts. Notwithstanding any provision of the Plan to the contrary, any benefit specified herein may be provided, by direction from the Committee to the Funding Agent, through the means of an annuity contract purchased from such life insurance company as the Committee may direct.

     14.9 Failure of Plan to Qualify. No right or interests under the Plan shall come into existence for an Employing Unit unless and until the Plan is initially determined by the Internal Revenue Service to be a qualified plan with respect to such Employing Unit under Section 401(a) of the Code, and that the Fund is exempt from tax under Section 501(a) thereof, provided however, that until the Internal Revenue Service reaches a determination respecting the status of this Plan and Fund with respect to an Employing Unit, persons who retire, or whose service is otherwise terminated subsequent to the Effective Date, shall receive their benefits as if the Plan and Fund had been the subject of a favorable determination.

                                   SECTION 15

                        IN EVENT PLAN BECOMES TOP-HEAVY


     15.1 Special Definitions. For purposes of this Section 15, the following terms shall have the following meanings:

                         (a) "Code" means the Internal Revenue Code of 1986, as
                    amended from time to time.

                         (b) "Key Employee" means a Participant or former
                    Participant who is a "key employee" as defined in Section 416(i) of the Code.

                         (c) "Determination Date" means, with respect to any
                    Plan Year, the last day of the preceding Plan Year, except that the Determination Date with respect to the first Plan Year shall be the last day of that Plan Year.

                         (d) "Plan Year" has the meaning set forth in
                    Section 1.26.

                         (e) "Present Value of Accrued Benefits" means, as of a
                    given Determination Date, the present value, as of the most recent Valuation Date which is within a twelve (12) month period ending on the Determination Date, of the benefits accrued under the Plan as of such Valuation Date with respect to a Participant determined as if such Participant terminated service as of such Valuation Date. The determination of the Present Value of Accrued Benefits shall be based on the actuarial assumptions used by the Plan's actuary in the actuarial valuation as of such Valuation Date.

                         (f) "Required Aggregation Group" means with respect to
                    a given Plan Year, this Plan and all other plans of the Group which, in the aggregate, meet the requirements of the definition contained in Section 416(g)(2)(A)(i) of the Code.

                         (g) "Valuation Date" means, with respect to a given
                    Plan Year, the same valuation date used for computing Plan costs for minimum funding purposes, regardless of whether a valuation is performed that year.

                         (h) "Permissive Aggregation Group" means, with respect
                    to a given Plan Year, this Plan and all other plans of the Group which may be aggregated in accordance with Section 416(g)(2)(A)(ii) of the Code.

                         (i) "Top-Heavy" means, with respect to the Plan for a
                    Plan Year (1) that the Present Value of Accrued Benefits of Key Employees exceeds sixty percent (60%) of the Present Value of Accrued Benefits of all Participants, or (2) the Plan is part of a Required Aggregation Group and such Required Aggregation Group is a Top-Heavy Group, unless the Plan or such Top-Heavy Group is itself part of the Permissive Aggregation Group which is not a Top-Heavy Group.

                         (j) "Top-Heavy Group" means, with respect to a given
                    Plan Year, a group of Plans of the Group which, in the aggregate, meet the requirements of the definition contained in Section 416(g)(2)(B) of the Code.

     15.2 Special Top-Heavy Rules. Notwithstanding any other provisions of the Plan to the contrary, the following provisions of this Section 15.2 shall automatically become operative and shall supersede any conflicting provisions of the Plan, if, in any Plan Year, the Plan is Top-Heavy.

                         (a) The minimum monthly normal retirement income for a
                    Participant who is not a Key Employee, commencing at his Normal Retirement Date, shall equal the lesser of (i) product of (1) two percent (2%) of his average monthly earnings during his five (5) highest-paid consecutive calendar years of Service, multiplied by (2) the number of his years of Service (to a maximum of ten (10) such years), disregarding for this purpose any such years during which the Plan is not Top-Heavy.

                         (b) In the event of the termination of employment
                    (other than by death or retirement) of a Participant who had completed at least three (3) years of Service, such Participant shall be one hundred percent (100%) vested and shall be entitled to retirement income commencing on his Normal Retirement Date, determined in accordance with
                    Section 4.1 (or, if greater subsection (a) above).

                         (c) For any Plan Year in which the Plan is Top-Heavy,
                    Compensation shall in no event exceed one hundred and fifty thousand dollars ($150,000) or such higher amount in effect in accordance with such applicable provisions of the Code.

                         (d) If the Plan becomes Top-Heavy and subsequently
                    ceases to be such, the vesting schedule in subsection (b) above shall continue to apply in determining the rights to benefits of any Participant who had at least three (3) years of Service as of the last day of the last Plan Year in which the Plan was Top-Heavy. For other Participants, said schedule shall apply only to their accrued benefits as of such last day of such Plan Year.

                         (e) In order to comply with the requirements of
                    Section 416(h) of the Code, in the case of a Participant who is or has also participated in a defined contribution plan of the Company (or any other company required to be aggregated with the Company in accordance with Section 415(h) of the Code) in any Plan Year in which the Plan is Top-Heavy there shall be imposed the following limitation in addition to any limitation which may be imposed in accordance with Section 10. In any such year, for purposes of satisfying the aggregate limit on contributions and benefits imposed by Section 415(e) of the Code, benefits payable from the Plan shall, except as hereinafter provided, be reduced so as to comply with a limit determined in accordance with Section 415(e) of the Code, but based on the assumption that the number 1.0 is substituted for the number 1.25 in the definition of the "defined benefit plan fraction" (as defined in Section 415(e)(2) of the Code) and in the "defined contribution plan fraction" (as defined in Section 415(e)(3) of the Code). Notwithstanding the foregoing, if the application of the additional limitation set forth in this subsection
                    (e) would result in the reduction of accrued benefits of any Participant under this Plan, such additional limitation shall not become operative, so long as (1) no additional Company contributions, forfeitures or voluntary nondeductible contributions are allocated to such Participant's accounts under any defined contribution plan maintained by the Company and (2) no additional benefits accrue to such Participant under any defined benefit plan maintained by the Company, including this Plan. Accordingly, in any Plan Year that the Plan is Top-Heavy, no additional benefits shall accrued under this Plan on behalf of any Participant whose overall benefits under this Plan would otherwise be reduced in accordance with the limitation imposed by this subsection (e).

                         (f) In the event that Congress should provide by
                    statute, or the Treasury Department should provide by regulation or ruling, that the limitations provided in this
                    Section 15 are no longer necessary for the Plan to meet the requirements of Section 401 or other applicable provisions of the Internal Revenue Code in effect, such limitations shall become void and shall no longer apply, without the necessity of further amendment to the Plan.

     IN WITNESS WHEREOF, Falcon Building Products, Inc. has caused this duly amended and restated Plan to be executed below by its duly authorized officer or representative on this 2nd day of December 1996 to be effective as of the Effective Date stated herein.

                                         FALCON BUILDING PRODUCTS, INC.

                                         By:  /s/ Sam Cottone
                                             ---------------------------
                                         Name:  Sam Cottone

                                         Title: Sr. V.P. Finance/CFO


ATTEST:

By:  /s/ Gus J. Athas
    -----------------------------
Name:  Gus J. Athas

Title: Secretary

                                   APPENDIX A

                      Pay Credit Dates of Employing Units



                                                        Pay Credit
               Employing Unit                               Date

               Mansfield Plumbing Products, Inc.           1/1/96
               Hart & Cooley, Inc.                         1/1/96
               Kilgore Plumbing Products, Inc.             1/1/96
               Norris Plumbing Products, Inc.              1/1/96
               DeVilbiss Air Power Company                 1/1/96


                                   APPENDIX B

           Specified Basis for Determination of Actuarial Equivalents

     Except as otherwise specified in the Plan, Actuarial Equivalents shall be determined on the following basis:

      1.   Mortality Table -- UP 1984.

      2. Interest Rate -- the interest rate or rates which would be used by the Pension Benefit Guaranty Corporation for single-employer plans terminating as of the beginning of the Plan Year in which such lump sum is payable to determine the value of the Participant's benefit.

       3.  Other Factors -- None.

     For the purpose of calculating the forms of benefits described in Sections
7.4 and 7.5, the tables attached to the end of this document shall be used.

                                   APPENDIX C

                         Pay-Based Credits to Accounts




                                 Percentage of         Percentage of
                                 Compensation  of a    Compensation of a
                                 Participant who has   Participant who has
                                 less than 15 years    15 or more years of
        Employing Unit           of Service            Service
---------------------------------------------------------------------------
Mansfield Plumbing                                  5                 6-1/2
---------------------------------------------------------------------------
Hart & Cooley, Inc.                                 5                 6-1/2
---------------------------------------------------------------------------
Kilgore Plumbing Products, Inc.                     5                 6-1/2
---------------------------------------------------------------------------
Norris Plumbing Products, Inc.                      5                 6-1/2
---------------------------------------------------------------------------
DeVilbiss Air Power Company                         5                 6-1/2
---------------------------------------------------------------------------

                    TEN-YEAR CERTAIN AND LIFE ANNUITY FACTOR

Mortality basis - UP1984.  Interest rate basis - 8.0%.

     The Ten-Year Certain and Life Annuity Factor will be based on the participant's age on date of annuity commencement (linear interpolation required) as follows:


                            Age  Factor  Age  Factor

                            20    0.997  50    0.980
                            21    0.997  51    0.978
                            22    0.998  52    0.976
                            23    0.998  53    0.973
                            24    0.998  54    0.970
                            25    0.998  55    0.967
                            26    0.998  56    0.964
                            27    0.998  57    0.960
                            28    0.997  58    0.956
                            29    0.997  59    0.951
                            30    0.997  60    0.946
                            31    0.997  61    0.940
                            32    0.997  62    0.934
                            33    0.997  63    0.927
                            34    0.996  64    0.919
                            35    0.996  65    0.911
                            36    0.995  66    0.902
                            37    0.995  67    0.893
                            38    0.994  68    0.883
                            39    0.994  69    0.872
                            40    0.993  70    0.860
                            41    0.992  71    0.847
                            42    0.992  72    0.833
                            43    0.991  73    0.818
                            44    0.990  74    0.801
                            45    0.988  75    0.784
                            46    0.987  76    0.766
                            47    0.986  77    0.746
                            48    0.984  78    0.726
                            49    0.982  79    0.705